Exhibit 99

SP Plus Corporation Announces Fourth Quarter and Full-Year 2016 Results

Double-digit growth in full-year EPS, EBITDA and Free Cash Flow; Met or exceeded guidance on all measures

CHICAGO, Feb. 22, 2017 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its fourth quarter and full-year 2016 results.

G Marc Baumann, President and Chief Executive Officer, stated, “We are very pleased with the significant progress we’ve made on our key strategic priorities and the strong financial results we produced in 2016.  Most notably, we’ve streamlined our organization and optimized processes to reduce costs and improve productivity, as well as implemented new safety and risk programs to reduce our total cost of risk.  Successful execution on these initiatives helped drive strong bottom-line performance for the fourth quarter and full year.  We are seeing growth across many of our industry verticals and geographic markets and were able to once again achieve record new business as well as maintain a high level of location retention.  Finally, the business continued to generate significant adjusted free cash flow of $46.4 million for the 2016 fiscal year, an increase of 26%.”

Mr. Baumann continued, “Looking forward to 2017, our primary focus will be capitalizing on opportunities to accelerate top-line gross profit growth.  We recently conducted a strategic analysis to identify key industry verticals with the best potential for growth and have started to take steps to realign our organization to most effectively take advantage of these opportunities.  We’re also focused on building up our revenue management capabilities to further accelerate gross profit growth.”

Mr. Baumann concluded, “Fiscal 2017 will be somewhat of a transition year as we start to evolve to more of an industry vertical focus.  We believe these changes will position us well for sustainable, long-term growth.”

Financial Summary

In millions except per share	Three Months Ended December 31, 2016		Three Months Ended December 31, 2015
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$47.1	$47.4	$39.7	$40.0
General and administrative expenses (1)	$23.0	$19.5	$23.1	$18.7
EBITDA (1),(3)	$23.5	$27.3	$15.7	$20.7
Net income attributable to SP Plus (1)	$9.6	$11.5	$2.6	$6.5
Earnings per share (EPS) (1)	$0.43	$0.52	$0.11	$0.29
Free cash flow (2),(3)	$24.3	$27.0	$19.2	$20.1

In millions except per share	Twelve Months Ended December 31, 2016		Twelve Months Ended December 31, 2015
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$176.4	$177.2	$170.1	$173.2
General and administrative expenses (1)	$90.0	$83.0	$97.3	$88.4
EBITDA (1),(3)	$83.6	$91.3	$69.9	$82.3
Net income attributable to SP Plus (1)	$23.1	$29.8	$17.4	$21.8
Earnings per share (EPS) (1)	$1.03	$1.32	$0.77	$0.97
Free cash flow (2),(3)	$42.4	$46.4	$27.1	$36.9

(1) Adjusted gross profit, adjusted general and administrative expenses, adjusted earnings before interest, income taxes, depreciation and amortization (adjusted “EBITDA"), adjusted net income attributable to SP Plus, and adjusted earnings per share (adjusted "EPS") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine asset sales or dispositions, (c) non-routine settlements, (d) ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations, (e) our equity method earnings in Parkmobile, and (f) the historical financial results of the security business (primarily operating in the Southern California market) sold in August 2015.    Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2) Adjusted free cash flow, a non-GAAP measure, excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations and the settlement payment to the former Central Parking stockholders.

(3) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures to GAAP.

Fourth Quarter Operating Results

Reported gross profit in the fourth quarter of 2016 was $47.1 million, compared to $39.7 million in the same quarter of 2015, an increase of $7.4 million or 19%.  On an adjusted basis, fourth quarter adjusted gross profit also increased $7.4 million or 19% as compared to the same period of 2015.  Several key factors affected the year-over-year comparison.  The Company experienced lower health claims costs in the fourth quarter of 2016 than in the fourth quarter of 2015 as the Company has taken steps throughout 2016 to control the rising cost of healthcare.  In addition, there was a more significant reduction in casualty loss reserve estimates in the fourth quarter of 2016 than occurred in the same period of 2015.  Aside from these factors, the Company continued to see year-over-year gross profit increases at same locations and benefitted from the addition of new business that offset the impact of contract terminations.

Reported general and administrative (“G&A”) expenses for the fourth quarter of 2016 were $23.0 million as compared to reported G&A of $23.1 million in the fourth quarter of 2015, a decrease of $0.1 million or 1%.  Adjusted G&A expenses for the fourth quarter of 2016 were $19.5 million, an increase of $0.8 million or 4% from the fourth quarter of 2015, driven primarily by a significant increase in the Company’s performance-based compensation accrual, which partially offset other reductions in compensation and benefit costs.

Reported EBITDA was $23.5 million for the fourth quarter of 2016, as compared to $15.7 million for the same period of 2015.  Adjusted EBITDA increased by 32% to $27.3 million for the fourth quarter of 2016, as compared with $20.7 million on the same basis in the fourth quarter of 2015.

Reported earnings per share for the fourth quarter of 2016 was $0.43, as compared to reported earnings per share of $0.11 for the same period of 2015.  Adjusted earnings per share was $0.52 for the fourth quarter of 2016, as compared with adjusted earnings per share of $0.29 for the fourth quarter of 2015, an increase of 79%.  Improved gross profit as well as lower interest costs and depreciation and amortization expenses contributed to the increase in adjusted earnings per share.

Full-Year Operating Results

Reported gross profit for fiscal 2016 was $176.4 million, compared to $170.1 million in 2015, an increase of $6.3 million or 4%.  Adjusted gross profit for fiscal 2016 was $177.2 million, an increase of $4.0 million, or 2%, as compared to the same period of 2015.  The main drivers of the year-over-year increase were an improvement in the overall cost of casualty and health insurance, growth at same locations, and the addition of new business that offset contract terminations.

Reported G&A expenses for fiscal 2016 were $90.0 million as compared to $97.3 million in 2015, a decrease of $7.3 million or 8%.  Fiscal 2016 adjusted G&A expenses were $83.0 million, a decrease of $5.4 million or 6% from fiscal 2015, driven primarily by cost reduction initiatives despite an increase in the Company’s 2016 performance-based compensation accrual.

Reported EBITDA was $83.6 million in fiscal 2016, as compared with $69.9 million in fiscal 2015.  Adjusted EBITDA was $91.3 million in fiscal 2016, an increase of $9.0 million or 11% from the prior year on the same basis.

Reported earnings per share in fiscal 2016 was $1.03 as compared to $0.77 in fiscal 2015, the latter of which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets in 2015.  Adjusted earnings per share was $1.32 in fiscal 2016, as compared with adjusted earnings per share of $0.97 in fiscal 2015, an increase of 36%.  The main drivers of the year-over-year increase in adjusted earnings per share were higher gross profit as well as significant cost reductions, reduced interest expense and reduced depreciation and amortization expense.

The Company generated $42.4 million of free cash flow and $46.4 million of adjusted free cash flow during 2016, as compared with $27.1 million and $36.9 million, respectively, during 2015.  The increase in adjusted free cash flow was largely due to improved operating performance and favorable movements in working capital, as well as lower cash tax payments and interest expense, and the receipt of proceeds from an asset sale and a contract termination.

Recent Developments

SP+ Hotel Services was selected to manage the parking operations at the MGM National Harbor resort outside of Washington, DC.  The operation consists of 5,000 spaces for self-park plus valet-assist serving both hotel and casino patrons.

SP+ Transportation was awarded a multi-year contract to provide a shuttle program linking the AON and Prudential buildings in downtown Chicago, IL to nearby mass transit centers.  This is the first fully electric shuttle bus program in the City of Chicago.

SP+ Airport Services commenced ground transportation management services at the Seattle-Tacoma International Airport in Seattle, WA as a prime subcontractor to Eastside for Hire, Inc.  The Company will provide curbside customer service and manage taxi dispatch functions including managing the staging areas and hold lots, and maintaining permit and regulatory standards.

SP+ Parking was chosen to provide parking management services at the Mazza Gallerie, a retail, dining, and entertainment complex in Washington, DC.  The Company’s national relationship with Ashkenazy Acquisition Corporation helped to secure this contract.

2017 Outlook

Reported and Adjusted EBITDA is expected to be in the range of $92 million to $97 million, an increase of 13% and 4% over 2016 reported and adjusted EBITDA, respectively, at the mid-point.

Reported and Adjusted EPS is expected to be in the range of $1.55 to $1.65, an increase of $0.57 per share or 55% over reported 2016 and an increase of $0.28 per share or 21% over adjusted 2016, at the mid-point.  It is important to note that the amortization of certain intangible assets acquired in connection with the 2012 Central Parking merger will decrease in 2017.  The amortization of intangibles related to all previous merger and acquisition activity will decrease from $15.7 million in 2016 to $8.3 million in 2017, contributing to a $0.19 increase in year-over-year reported and adjusted EPS.

Free cash flow is expected to be in the range of $47 million to $52 million, an increase of 17% over 2016 reported free cash flow and 7% over 2016 adjusted free cash flow, at the mid-point.  This free cash flow guidance includes after-tax restructuring-related severance and non-routine settlement payments of $2.5 million, all of which have been previously accrued.  The Company no longer anticipates reporting adjusted free cash flow.

While the Company does not contemplate any significant adjustments to EBITDA and EPS at this time, any equity in losses or income from the investment in Parkmobile, or other non-routine items such as, but not limited to, integration and restructuring costs, asset or business sales or dispositions, acquisitions, non-routine settlements, non-routine income tax items, and ongoing costs related to non-routine structural and other repairs, will continue to be adjusted from reported results.

Guidance estimates are based on approximately 22.6 million shares and an effective tax rate of approximately 40%.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on February 23, 2017, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,700 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 40 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2017 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences that may lead to a decline in parking demand; difficulty obtaining insurance coverage or obtaining insurance coverage at competitive rates; risk that insurance reserves are inadequate because losses are worse than expected; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; information technology disruption, cyber attacks, cyber terrorism and security breaches; adverse litigation judgments or settlements; breach of credit facility terms may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; weather conditions, natural disasters, and military or terrorist attacks, which may lead to emergency safety measures; adverse weather conditions that lead to fluctuating financial results; risks related to the Company’s acquisition strategy; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to the Company’s competitors or clients; availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds on acceptable terms; the impact of Federal health care reform; losses not covered by insurance; the Company’s ability to preserve long-term client relationships; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

This press release contains forward-looking non-GAAP measures of financial performance which are not determined in accordance with U.S., Generally Accepted Accounting Principles (“GAAP”), including expected non-GAAP adjusted EBITDA, expected non-GAAP adjusted earnings per share, and expected free cash flow. The presentation of these forward-looking non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP, and may be different from the forward-looking non-GAAP financial measures used by other companies. In addition, these forward-looking non-GAAP measures have limitations in that they do not reflect all of the amounts associated with results of operations as determined in accordance with GAAP.  Expected non-GAAP adjusted EBITDA and expected non-GAAP adjusted earnings per share exclude certain non-routine items including, but not limited to: restructuring costs, asset or business sales or dispositions, acquisitions, non-routine settlements, non-routine income tax items and ongoing costs related to non-routine structural and other repairs.

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, non-routine settlements, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement, with all adjustments tax affected at a statutory tax rate of 41%, and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, costs incurred related to the Parkmobile and other contemplated transactions, and subtracting the EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases and the final settlement with former Central Parking stockholders (also referred to as adjusted free cash flow).  Based on the timing of asset sales and/or dispositions, previously reported adjusted non-GAAP measures have been revised to provide a presentation consistent with how management evaluates such performance and consistent with the performance guidance provided previously by the Company.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The Company defines EBITDA, a non-GAAP financial measure, as GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity.  Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine items including, but not limited to, structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, costs incurred related to the Parkmobile and other contemplated transactions, and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow in 2016 and 2015 also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases and the final settlement with former Central Parking stockholders.  The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Consolidated Balance Sheets
(millions, except for share and per share data)	December 31, 2016	December 31, 2015
	(unaudited)
Assets
Cash and cash equivalents	$22.2	$18.7
Notes and accounts receivable, net	120.7	105.1
Prepaid expenses and other	13.7	13.9
Total current assets	156.6	137.7
Leasehold improvements, equipment, land and construction in progress, net	30.9	34.6
Other assets
Advances and deposits	4.3	5.0
Other intangible assets, net	61.3	75.9
Favorable acquired lease contracts, net	30.0	38.1
Equity investments in unconsolidated entities	18.5	19.0
Other assets, net	16.3	14.9
Deferred taxes	17.9	15.7
Cost of contracts, net	11.4	11.9
Goodwill	431.4	431.3
Total other assets	591.1	611.8
Total assets	$778.6	$784.1
Liabilities and stockholders' equity
Accounts payable	$109.9	$95.1
Accrued rent	21.7	22.9
Compensation and payroll withholdings	25.7	21.0
Property, payroll and other taxes	7.6	8.6
Accrued insurance	18.1	19.4
Accrued expenses	25.5	25.4
Current portion of long-term obligations under Restated Credit Facility and other long-term borrowings	20.4	15.2
Total current liabilities	228.9	207.6
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	174.5	209.4
Other long-term borrowings	0.2	0.5
	174.7	209.9
Unfavorable acquired lease contracts, net	40.2	50.3
Other long-term liabilities	66.4	66.2
Total noncurrent liabilities	281.3	326.4
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2016 and 2015; no shares issued	-	-
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of December 31, 2016 and 2015; 22,356,586 and 22,328,578 shares issued and outstanding as of December 31, 2016 and 2015, respectively	-	-
Treasury stock, 305,183 at cost; shares at December 31, 2016 and nil shares at December 31, 2015	(7.5)	-
Additional paid-in capital	251.2	247.9
Accumulated other comprehensive loss	(1.4)	(1.1)
Retained earnings	25.9	2.8
Total SP Plus Corporation stockholders' equity	268.2	249.6
Noncontrolling interest	0.2	0.5
Total shareholders' equity	268.4	250.1
Total liabilities and stockholders' equity	$778.6	$784.1

SP Plus Corporation
Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
(millions, except for share and per share data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(unaudited)	(unaudited)	(unaudited)
Parking services revenue
Lease contracts	$134.7	$142.1	$545.0	$570.9
Management contracts	84.8	82.1	346.8	350.3
	219.5	224.2	891.8	921.2
Reimbursed management contract revenue	186.7	181.2	723.7	694.7
Total parking services revenue	406.2	405.4	1,615.5	1,615.9
Cost of parking services
Lease contracts	125.2	133.6	505.6	532.8
Management contracts	47.2	50.9	209.8	218.3
	172.4	184.5	715.4	751.1
Reimbursed management contract expense	186.7	181.2	723.7	694.7
Total cost of parking services	359.1	365.7	1,439.1	1,445.8
Gross profit
Lease contracts	9.5	8.5	39.4	38.1
Management contracts	37.6	31.2	137.0	132.0
Total gross profit	47.1	39.7	176.4	170.1
General and administrative expenses	23.0	23.1	90.0	97.3
Depreciation and amortization	6.9	9.7	33.7	34.0
Operating income	17.2	6.9	52.7	38.8
Other expense (income)
Interest expense	2.4	2.7	10.5	12.7
Interest income	(0.1)	(0.1)	(0.5)	(0.2)
Gain on sale of a business	-	-	-	(0.5)
Equity in losses (income) from investment in unconsolidated entity	(0.3)	0.5	0.9	1.7
Total other expenses (income)	2.0	3.1	10.9	13.7
Earnings before income taxes	15.2	3.8	41.8	25.1
Income tax expense	4.9	0.4	15.8	4.8
Net income	10.3	3.4	26.0	20.3
Less: Net income attributable to noncontrolling interest	0.7	0.8	2.9	2.9
Net income attributable to SP Plus Corporation	$9.6	$2.6	$23.1	$17.4
Common stock data
Net income per common share
Basic	$0.44	$0.11	$1.04	$0.78
Diluted	$0.43	$0.11	$1.03	$0.77
Weighted average shares outstanding
Basic	22,071,865	22,276,763	22,238,021	22,189,140
Diluted	22,398,045	22,486,888	22,528,122	22,511,759

SP Plus Corporation
Consolidated Statements of Cash Flows
	Twelve Months Ended
(millions)	December 31, 2016	December 31, 2015
	(unaudited)
Operating activities
Net income	$26.0	$20.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34.2	34.1
Net accretion of acquired lease contracts	(1.8)	(0.9)
(Gain) loss on sale of equipment	(0.3)	0.4
Net gain on sale of business	-	(0.5)
Amortization of debt issuance costs	0.8	1.1
Amortization of original discount on borrowings	0.5	1.0
Non-cash stock-based compensation	3.4	3.7
Provision for losses on accounts receivable	0.4	0.7
Excess tax (benefit) expense related to vesting of restricted stock units	-	(0.3)
Deferred income taxes	(2.1)	(9.7)
Changes in operating assets and liabilities
Notes and accounts receivable	(15.9)	3.5
Prepaid assets	(1.0)	3.7
Other assets	(0.5)	4.4
Accounts payable	14.8	(11.4)
Accrued liabilities	1.2	(6.5)
Net cash provided by operating activities	59.7	43.6
Investing activities
Purchase of leasehold improvements and equipment	(13.0)	(9.6)
Proceeds from sale of equipment and contract terminations	3.0	0.5
Cash received from sale of business, net	-	1.0
Cost of contracts purchased	(3.8)	(3.7)
Net cash used in investing activities	(13.8)	(11.8)
Financing activities
Contingent payments for businesses acquired	-	(0.1)
Payments on senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	(401.0)	(460.9)
Proceeds from senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	385.0	439.5
Proceeds from term loan (Restated Credit Facility)	-	10.4
Payments on term loan (Senior Credit Facility and Restated Credit Facility)	(15.0)	(15.0)
Payments on other long-term borrowings	(0.3)	(0.3)
Distribution to noncontrolling interest	(3.3)	(3.1)
Payments of debt issuance costs and original discount on borrowings	-	(1.4)
Excess tax (benefit) expense related to vesting of restricted stock units	-	0.3
Repurchase of common stock	(7.5)	-
Net cash used in financing activities	(42.1)	(30.6)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.7)
Increase in cash and cash equivalents	3.5	0.5
Cash and cash equivalents at beginning of year	18.7	18.2
Cash and cash equivalents at end of year	$22.2	$18.7
Supplemental Disclosures
Cash paid during the period for
Interest	$9.2	$10.7
Income taxes, net	$17.6	$18.1

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Gross profit
Gross profit, as reported	$47.1	$39.7	$176.4	$170.1
Add: Non-routine structural repairs and other	0.3	0.4	1.1	4.6
Add (subtract): Gross profit related to asset sales or dispositions	-	-	(0.2)	(1.4)
Other, rounding	-	(0.1)	(0.1)	(0.1)
Adjusted gross profit	$47.4	$40.0	$177.2	$173.2

General and administrative expenses
General and administrative expenses, as reported	$23.0	$23.1	$90.0	$97.3
Subtract: Restructuring, merger and integration costs and non-routine settlements	(3.4)	(4.3)	(6.8)	(7.8)
Subtract: G&A related to asset sales or dispositions	-	(0.1)	-	(1.0)
Subtract: Parkmobile and other contemplated transaction costs	-	-	-	(0.1)
Other, rounding	(0.1)	-	(0.2)	-
Adjusted G&A	$19.5	$18.7	$83.0	$88.4

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$9.6	$2.6	$23.1	$17.4
Add: Non-routine structural and other repairs	0.3	0.4	1.1	4.6
Add: Restructuring, merger and integration costs and non-routine settlements	3.4	5.7	9.3	9.2
Add (subtract): Pre-tax income related to asset sales or dispositions	-	-	(0.2)	(1.0)
Add: Equity in losses (income) from investment in unconsolidated entity	(0.3)	0.5	0.9	1.7
Add: Costs incurred related to Parkmobile and other contemplated transactions	-	-	-	0.1
Add: Writeoff of debt issuance costs and original discount on borrowings	-	-	-	0.6
Net tax effect of adjustments	(1.4)	(2.6)	(4.5)	(6.3)
Add (subtract): Non-routine income tax	(0.2)	(0.1)	0.1	(4.6)
Other, rounding	0.1	-	-	0.1
Adjusted net income attributable to SP Plus	$11.5	$6.5	$29.8	$21.8

Net income per share, as reported
Basic	$0.44	$0.11	$1.04	$0.78
Diluted	$0.43	$0.11	$1.03	$0.77

Adjusted net income per share
Basic	$0.52	$0.29	$1.34	$0.98
Diluted	$0.52	$0.29	$1.32	$0.97

Weighted average shares outstanding
Basic	22,071,865	22,276,763	22,238,021	22,189,140
Diluted	22,398,045	22,486,888	22,528,122	22,511,759

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income attributable to SP Plus, as reported	$9.6	$2.6	$23.1	$17.4
Add (subtract):
Income tax expense	4.9	0.4	15.8	4.8
Interest expense, net	2.3	2.6	10.0	12.5
Gain on sale of a business	-	-	-	(0.5)
Equity in losses (income) from investment in unconsolidated entity	(0.3)	0.5	0.9	1.7
Depreciation and amortization expense	6.9	9.7	33.7	34.0
Other, rounding	0.1	(0.1)	0.1	-
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$23.5	$15.7	$83.6	$69.9

Add: Non-routine structural and other repairs	0.3	0.4	1.1	4.6
Add: Restructuring, merger and integration costs and non-routine settlements	3.4	4.3	6.8	7.8
Add: Merger-related minority interest	-	0.4	-	0.4
Add (subtract): EBITDA related to asset sales or dispositions	-	-	(0.2)	(0.5)
Add: Parkmobile and other contemplated transaction costs	-	-	-	0.1
Other, rounding	0.1	(0.1)	-	-
Adjusted EBITDA	$27.3	$20.7	$91.3	$82.3

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three Months Ended		Twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating income	$17.2	$6.9	$52.7	$38.8
Depreciation and amortization	6.9	9.7	33.7	34.0
Net accretion of acquired lease contracts	(0.4)	0.2	(1.8)	(0.9)
Non-cash stock-based compensation	0.6	0.6	3.4	3.7
Income tax paid, net	(5.8)	(3.8)	(17.6)	(18.1)
Income attributable to noncontrolling interest	(0.7)	(0.8)	(2.9)	(2.9)
Change in operating assets and liabilities	12.7	12.6	(2.1)	(4.0)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments, net	(3.9)	(3.9)	(13.8)	(12.8)
Cash interest paid	(2.3)	(2.3)	(9.2)	(10.7)
Free cash flow (1)	$24.3	$19.2	$42.4	$27.1
plus: Cash used for non-routine structural and other repairs and settlement payment	2.7	0.9	4.0	9.9
Other, rounding	-	-	-	(0.1)
Adjusted free cash flow	$27.0	$20.1	$46.4	$36.9

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net cash provided by operating activities	$29.1	$24.5	$59.7	$43.6
Net cash used in investing activities	(3.9)	(3.9)	(13.8)	(11.8)
less: Cash received from sale of business, net	-	-	-	(1.0)
Distribution to noncontrolling interest	(0.7)	(1.4)	(3.3)	(3.1)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.1)	(0.3)	(0.7)
Other, rounding	-	0.1	0.1	0.1
Free cash flow	$24.3	$19.2	$42.4	$27.1

SP Plus Corporation
Location Count

	December 31, 2016	December 31, 2015	December 31, 2014
Leased facilities	688	713	774
Managed facilities	2,998	3,161	3,348
Total facilities	3,686	3,874	4,122

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com